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Exhibit 99(A)

OneBeacon Insurance Savings Plan

Financial Statements and Supplemental Schedule to
Accompany 2002 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2002 and 2001

OneBeacon Insurance Savings Plan

Index of Financial Statements and Supplemental Schedule

Page(s)
Report of Independent Accountants	2
Statements of Net Assets Available for Benefits December 31, 2002 and 2001	3
Statements of Changes in Net Assets Available for Benefits For the years ended December 31, 2002 and 2001	4
Notes to Financial Statements	5-9
Supplemental schedule *:
Schedule of Assets (Held at End of Year) December 31, 2002	10-13
*
Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Auditors

To the Participants and Administrator of
OneBeacon Insurance Savings Plan

        In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon Insurance Savings Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) at December 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

        As further described in Notes H and I, certain participant balances from the Plan were transferred into the Liberty Mutual Thrift Incentive Plan and the CGNU Service Corporation 401(k) Plan in January, 2002 and June 1, 2001, respectively.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 26, 2003

OneBeacon Insurance Savings Plan

Statements of Net Assets Available for Benefits

December 31, 2002 and 2001

	2002	2001
Assets
Investments:
Investments at fair value (Notes B,C,D,E)	$338,146,120	$422,169,931
Loans to participants at fair value (Note A)	5,311,372	10,429,873

	343,457,492	432,599,804
Receivables:
Employer contributions	38,858	25,347
Participant contributions	121,212	58,832

	160,070	84,179

Net assets available for benefits	$343,617,562	$432,683,983

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

Statements of Changes in Net Assets Available for Benefits

For the years ended December 31, 2002 and 2001

	2002	2001
Additions
Investment income:
Interest and dividend income (Notes C and D)	$7,524,446	$11,918,358
Interest income, participant loans (Note A)	426,113	952,791
Net appreciation/(depreciation) in fair value of investments (Note D)	(31,453,150)	(15,724,301)

	(23,502,591)	(2,853,152)
Contributions:
Employer	6,498,091	13,780,347
Participant	14,884,759	22,074,918

	21,382,850	35,855,265
Transfers in—rollovers	2,841,350	2,452,279
Other increases	15,734	23,275

Total additions	737,343	35,477,667
Deductions
Benefits paid to participants	72,560,525	37,471,405
Miscellaneous	621	23,164

Total deductions	72,561,146	37,494,569

Net decrease excluding transfer out	(71,823,803)	(2,016,902)
Transfers out—(Notes H and I)	(17,242,618)	(6,660,142)

Net decrease	(89,066,421)	(8,677,044)
Net assets available for benefits:
Beginning of year	432,683,983	441,361,027

End of year	$343,617,562	$432,683,983

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

A.    Description of the Plan

        The following description of the OneBeacon Insurance Savings Plan ("Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

        The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the "Company"). It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

        On June 1, 2001 the Company was sold to White Mountains Insurance Group, Ltd. and the Plan was amended to change the name of the Plan from CGU Savings Plan to OneBeacon Insurance Savings Plan.

Eligibility

        Employees who complete sixty days of continuous service are eligible to participate in the Plan. Eligible employees are automatically enrolled in the Plan at a 2 percent contribution rate, unless waived by the employee.

Contributions

        During 2002 and 2001, the maximum participants could contribute each year was 18 percent of annual compensation on a pre-tax and/or an after-tax basis, as defined in the Plan. Effective January 1, 2003, participants may contribute 40 percent of annual compensation on a pre-tax and/or an after-tax basis. Participants direct their contributions into various investment options offered by the Plan. During 2002 and 2001, the Company contributed on behalf of the participant 100 percent of the first 2 percent and 50 percent of the next 4 percent of base compensation that a participant contributes to the Plan. Effective January 1, 2003, the Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. During 2002, fifty percent of the Company matching contribution was invested in the White Mountains Stock Fund and all remaining contributions were invested in the employee directed investment options. Effective January 1, 2003, the company match will mirror the employee directed investment options. Effective January 1, 2003, eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to IRS limitations.

        Employees who were employed on or before the sale completion date of June 1, 2001 and who remained as active employees as of December 31, 2001 were provided with the equivalent of two common shares of White Mountains Insurance Group, Ltd., which were directed into the White Mountains Stock Fund within the employee's plan account on December 31, 2001. Employees who were not participating in the Plan had an account opened for them for this grant. Contributions into the White Mountains Stock Fund can be immediately directed by the participant into another investment option.

        Employees hired between June 1, 2001 and April 11, 2003 will be provided with the equivalent of two common shares of White Mountains Insurance Group, Ltd. on the first day of the second month of the quarter following one year of service with the Company. In 2002, the Company contributed $141,417 to participants hired between June 1, 2001 and September 30, 2001. Contributions into the White Mountains Stock Fund can be immediately directed by the participant into another investment option.

Participant Accounts

        Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings, net of an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

        Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company's contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service.

Forfeitures

        Forfeitures are used to reduce future Company contributions. The balances as of December 31, 2002 and 2001, in the forfeiture account were $6,727 and $903, respectively. During 2002 and 2001, $329,014 and $224,108, respectively, of forfeited funds were used to offset employer contributions.

Participant Loans

        Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime rate (4.25 and 4.75 at December 31, 2002 and December 31, 2001, respectively) plus 1 percent as of the beginning of the month in which the loan was made.

Payment of Benefits

        On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over time. For termination of service for other reasons, a participant may only receive the value of the vested interest in his or her account as a lump-sum distribution.

Expenses

        During 2002 and 2001, the Company paid all administrative expenses relating to the Plan except for certain fund level expenses that are offset against investment income prior to allocation to participant accounts. Effective January 1, 2003, the participants will pay all administrative expenses formerly paid by the Company.

Plan Termination

        While the Company has not expressed any intent to discontinue their contributions or terminate the Plan, they are free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant's balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

B.    Investment Options

        During the plan years ended December 31, 2002 and 2001, participants were able to allocate their contributions among the following investment options:

OneBeacon Equity Fund
OneBeacon Fixed Income Fund
OneBeacon Fully Managed Fund
Stein Roe Disciplined Stock Fund: Effective February 2001, this fund was merged into the Liberty Select Value Fund.
Liberty Select Value Fund, Class Z
Vanguard 500 Index Fund
Vanguard Asset Allocation Fund
Vanguard Extended Market Index Fund
Vanguard High-Yield Corporate Fund
Vanguard International Growth Fund
Vanguard Long-Term Corporate Fund
Vanguard Morgan Growth Fund
Vanguard Prime Money Market Fund
Vanguard Short-Term Corporate Fund
Vanguard Small-Cap Index Fund
Vanguard Total International Stock Index Funds
Vanguard U.S. Growth Fund
Vanguard Wellington Fund
Vanguard Windsor Fund
Vanguard Windsor II Fund
White Mountains Stock Fund

C.    Summary of accounting policies

        The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan's financial statements:

Basis of Accounting

        The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

        The Plan's investments are stated at fair value, except for its investment contract(s), which are valued at contract value which approximates fair value (Note E). Shares of White Mountains common stock and registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value. Shares in common/collective trust funds are valued at the net asset value of the Plan's shares held, as determined by the Custodian. Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

        In accordance with the policy of stating investments at fair value, the Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Benefit Payments

        Benefits are recorded when paid.

Risks and Uncertainties

        The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, money market funds, and other investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

D.    Investments

        The following presents the fair value of investments that represent 5 percent or more of the Plan's net assets.

	As of December 31,
	2002	2001
Investments, at fair value
Vanguard 500 Index Fund	$25,176,783	$39,020,128
Vanguard Prime Money Market Fund	17,590,921	NA
Vanguard Wellington Fund	19,927,651	26,289,934
Vanguard Windsor Fund	26,217,886	44,960,459

        During 2002 and 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

	Years Ended December 31,
	2002	2001
Net appreciation/(depreciation) in fair value of investments, by type
Common Stock	$(6,267,347)	$(4,618,575)
Preferred Stock	180,463	—
White Mountains Stock	(346,363)	(2,134)
Corporate Bonds	3,096,130	609,930
US Government Bonds	270,652	64,512
Registered Investment Companies	(28,386,685)	(11,778,034)

Net appreciation/(depreciation) in fair value of investments	$(31,453,150)	$(15,724,301)

E.    Investment Contracts (OneBeacon Insurance Stable Value Fund)

        The Plan has entered into benefit-responsive investment contracts with AIG Life, CDC Capital, GE Life and Annuity Insurance, John Hancock Mutual, JP Morgan Chase Bank, Life of Virginia, Metropolitan Life Insurance, New York Life Insurance, Rabobank, State Street Bank, and Vanguard Prime Money Market Fund. These institutions maintain the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value as reported to the Plan by these institutions. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The average yields during the years ended December 31, 2002 and 2001 were 5.29 percent and 5.73 percent, respectively. The crediting interest rates ranged from 3.85 to 7.64 percent and 4.67 to 7.64 percent at December 31, 2002 and 2001, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than 0 percent. Such interest rates on synthetic contracts are reviewed on a quarterly basis for resetting.

F.     Related party transactions

        The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for only those investments as defined by the Plan. The Plan also has investments, which are managed by White Mountain Advisors, an affiliate of the Company. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Participants' loans also constitute party-in-interest transactions.

        The Plan invests in the White Mountains Stock Fund (the "Fund") which is comprised of common shares of White Mountains Insurance Group, Ltd. (the Parent Company) and small amounts of cash invested in the Vanguard Prime Money Market Fund. The share values of the Fund are recorded and maintained by VFTC, Trustee of the Plan. During the years ended December 31, 2002 and 2001, the Plan purchased shares in the Fund in the amounts of $5,021,187 and $4,871,180, respectively, sold shares in the Fund of $2,652,396 and 145,861, respectively, and had net depreciation in the Fund of $(346,363) and $(2,134), respectively. The total value of the Plan's investment in the Fund was $6,745,613 and $4,723,185 at December 31, 2002 and 2001, respectively.

G.    Tax Status

        The Internal Revenue Service has determined and informed the Company by a letter dated January 16, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). Management believes the Plan is designed and operates in accordance with the IRC, therefore, no provision for income taxes is required.

H.    2002 Transfer Out

        Effective December 31, 2001, approximately 1,972 full time employees of the property and casualty business were transferred to Liberty Mutual. Employees with loan balances could either pay off their loan and remain in the Plan or transfer their loan and investments in their entirety to the Liberty Mutual Thrift Incentive Plan. In January 2002, $17,242,618 in loans and investments were transferred out of the Plan.

I.     2001 Transfer Out

        In connection with the sale of the Company on June 1, 2001, an affiliated group with participants in the Plan, CGU Life Insurance Company, was divested and the assets and obligations in the amount of $6,660,142 associated with these participants were transferred out to a newly created qualified plan, CGNU Service Corporation 401(k) Plan.

OneBeacon Insurance Savings Plan

Schedule of Assets (Held at End of Year)

(Form 5500, Schedule H, Part IV, Line 4i)

IDENTITY OF ISSUE	SECURITY DESCRIPTION	CURRENT VALUE
Cash and cash equivalents
*TBC INC POOLED EMPLOYEE FUNDS	DAILY LIQUIDITY FUND	9,281,071
Common Stock
AETNA INC COM NEW	7,800	$320,736
ALEXANDER & BALDWIN INC	40,000	1,031,600
AMERADA HESS CORP	10,000	550,500
AMERICAN INTL GROUP INC	10,000	578,500
AON CORP COM	80,000	1,511,200
ARCHER DANIELS MIDLAND CO	50,000	620,000
BANK ONE CORP	12,400	453,220
BERKSHIRE HATHAWAY INC DEL CLASS B	500	1,211,500
CAPITOL FED FINL	15,000	432,000
COSTCO WHSL CORP	12,500	350,750
EL PASO ELEC CO	160,000	1,760,000
FAIRMONT HOTELS & RESORTS INC	100,000	2,355,000
FIRST DATA CORP	12,000	424,920
FIRSTENERGY CORP	100,000	3,297,000
FPL GROUP INC	5,000	300,650
GILLETTE CO	20,000	607,200
GREAT LAKES CHEM CORP	110,000	2,626,800
HASBRO INC	40,000	462,000
HONEYWELL INTL INC	20,000	480,000
LONGVIEW FIBRE CO	100,000	723,000
MARATHON OIL CORP	130,000	2,767,700
MATTEL INC	40,000	766,000
MBNA CORP	33,300	633,366
MCDONALDS CORP	10,000	160,800
MEREDITH CORP	70,000	2,877,700
MILLER HERMAN INC	13,700	252,080
OCTEL CORP	60,000	948,000
OVERSEAS SHIPHOLDING GROUP	30,000	537,000
PEOPLES BANK	90,000	2,262,600
POTLATCH CORP	30,000	716,400
PRINCIPAL FINANCIAL GROUP	12,000	361,560
RYDER SYS INC	50,000	1,122,000
SAFEWAY INC	20,000	467,200
SBC COMMUNICATIONS INC	20,000	542,200
STANLEY WKS	13,000	449,540
TEXAS INSTRUMENTS INC	12,000	180,120
TJX COS INC	32,200	628,544
TRAVELERS PROPERTY CASUALTY	25,000	366,250
UNISOURCE ENERGY CORP	200,000	3,458,000
UNITED PARCEL SVC INC CL B	11,000	693,880
UNITED TECHNOLOGIES CORP	10,000	619,400
UNOCAL CORP	25,000	764,500
VIACOM INC CL B	10,260	418,198
WASHINGTON MUTUAL INC	17,000	587,010
WELLPOINT HEALTH NETWORK INC	10,000	711,600

Preferred Stock
ROUSE CO EXCH CVT PFD SER B	20,000	917,500
UNION PAC CAP TR TERM INCOME	77,500	3,971,875
UNOCAL CAP TR EXCH CVT PFD	75,000	3,834,375
Company Stock
*WHITE MOUNTAINS STOCK	20,799	6,718,077
Corporate Bonds
3M EMPLOYEE STK OWNERSHIP 144A	5.620% 07/15/2009	757,359
AMERICAN GEN FIN MTN #TR00378	5.375% 10/01/2012	2,048,170
AON CORP SR DEB CVT 144A	3.500% 11/15/2012	555,000
CONOCO INC SR NTS	6.350% 04/15/2009	2,246,520
DEERE & CO DEB	7.850% 05/15/2010	2,392,760
DOVER CORP NT	6.450% 11/15/2005	1,105,210
DU PONT EI DE NEMOURS & CO NT	6.875% 10/15/2009	2,352,940
ECOLAB INC NT	6.875% 02/01/2011	544,970
ELECTRONIC DATA SYS CORP NT	7.125% 10/15/2009	2,055,680
FOSTERS FIN CORP NT 144A	6.875% 06/15/2011	1,139,989
HARTFORD LIFE INC SR NT	7.375% 03/01/2031	1,113,650
HARVARD UNIV MASS	8.125% 04/15/2007	1,243,550
HEINZ H J FIN CO GTD NT 144A	6.625% 07/15/2011	2,267,090
INTERNATIONAL PAPER CO	7.500% 05/15/2004	1,067,580
KINDER MORGAN ENERGY SR NT	7.500% 11/01/2010	1,138,571
LOEWS CORP SUB NOTES CVT	3.125% 09/15/2007	1,118,750
MARSH & MCLENNAN COS INC	7.125% 06/15/2009	1,714,035
MATTEL INC MTN # TR 00019	7.480% 04/22/2009	1,109,020
NEWELL CO MTN #TR 00032	5.420% 10/21/2003	1,544,400
OHIO CAS CORP NT CVT	5.000% 03/19/2022	461,875
PEARSON INC GTD NT 144A	7.375% 09/15/2006	1,125,900
RAILCAR TR NO 1992-1	7.750% 06/01/2004	165,122
SARA LEE CORP MTN # TR 00020	6.275% 02/23/2004	1,571,745
SOUTHWEST AIRLS 01-1 CL A2	5.496% 11/01/2006	1,162,018
ST PAUL COS INC MTN # TR 00054	6.730% 07/14/2005	1,074,040
STANDARD CR CARD 94-2 CTF CL A	7.250% 04/07/2006	2,269,902
TECK COMINCO LTD CV SUB DEB	3.750% 07/15/2006	855,000
TRIBUNE CO MTN #TR 00043	5.900% 01/24/2006	1,081,240
TRIZEC HAHN CORP DEBS EXCH	3.000% 01/29/2021	1,661,250
WELLPOINT HEALTH NETWORKS NT	6.375% 06/15/2006	1,091,754
WELLS FARGO BK NA NT	6.450% 02/01/2011	2,245,180
US Government Securities
FEDERAL HOME LN MTG CORP DEBS	7.800% 09/12/2016	1,162,881

OneBeacon Insurance Group Stable Value Fund—Insurance and Investment Contracts
AIG Life 1050	6.21% 4/30/2003	4,207,227
CDC Capital 362-02	3.85% 12/2/2003
Wrapper contract		661,977
Underlying assets
SBM7 1998-NC7 A7		4,353,053

Total contract value		5,015,030
CDC Capital 362-03	5.75% 2/8/2004
Wrapper contract		4,776,479
Underlying assets
PBHET 1998-2 A5		1,279,845

Total contract value		6,056,324
CDC Financial Products 1362-01	4.26%
Wrapper contract		(32,867)
Underlying assets
*VFTC Intermediate-Term Trust		2,048,702

Total contract value		2,015,835
GE Life and Annuity GS-3328	6.77% 5/15/2004	2,501,642
John Hancock Mutual GAC-14647	6.77% 7/15/2004	2,501,642
JP Morgan Chase Bank JPMBEAC01	4.73%
Wrapper contract		(207,173)
Underlying assets
*VFTC Mortgage Backed Securities Trust		3,290,182
*Vanguard Total Bond Market Index Fund		4,482,920

Total contract value		7,565,929
Life of Virginia GS-3216	5.45% 1/31/2003	2,009,911
Metropolitan Life 25656	7.13% 5/15/2005	4,672,888
Metropolitan Life 25855	5.93% 7/15/2005	2,213,278
New York Life GA31132	7.64% 10/15/2004	4,817,552
New York Life GA31132-002	6.29% 8/15/2005	4,521,292
Rabobank GAC 099601	4.86%
Wrapper contract		(481,067)
Underlying assets
*VFTC Intermediate-Term Trust		11,921,657

Total contract value		11,440,595
Rabobank GAC 069701	4.90%
Wrapper contract		(247,195)
Underlying assets
*Vanguard Total Bond Market Index Fund		4,466,797

Total contract value		4,219,602

State Street Bank 101049	5.08% 9/30/2007
Wrapper contract		(541,556)
Underlying assets
*Vanguard Targeted Return Trust (4-05)		2,358,868
*Vanguard Targeted Return Trust (1-06)		1,753,529
*Vanguard Targeted Return Trust (2-06)		1,744,075
*Vanguard Targeted Return Trust (3-06)		1,542,053
*Vanguard Targeted Return Trust (4-06)		1,548,859
*Vanguard Targeted Return Trust (1-07)		1,554,053
*Vanguard Targeted Return Trust (2-07)		1,557,047
*Vanguard Targeted Return Trust (3-07)		1,565,216

Total contract value		13,082,145
*Vanguard Prime Money Market Fund	1.25%	4,237,391
Participant Loans
*Participant Loans	5.25% — 11.7%	5,311,372
Registered Investment Companies
Liberty Select Value Fund	408,755	7,729,550
*Vanguard 500 Index Fund	310,250	25,176,783
*Vanguard Asset Allocation Fund	359,830	6,502,131
*Vanguard Extended Market Index Fund	386,670	7,246,201
*Vanguard High-Yield Corp Fund	205,010	1,205,458
*Vanguard Int'l Growth Fund	436,293	5,305,319
*Vanguard LT Corporate Fund	1,080,195	9,970,198
*Vanguard Morgan Growth Fund	39,907	444,965
*Vanguard Prime Money Mkt Fund	17,618,456	17,618,456
*Vanguard Small-Cap Index Fund	233,336	3,654,037
*Vanguard ST Corporate Fund	331,905	3,581,255
*Vanguard Total Int'l Stock Idx Fund	179,204	1,383,454
*Vanguard U.S. Growth Fund	63,594	766,948
*Vanguard Wellington Fund	811,386	19,927,651
*Vanguard Windsor Fund	2,184,823	26,217,886
*Vanguard Windsor II Fund	422,273	8,783,272

		$343,457,492

*
Denotes party-in-interest.

        Cost omitted for participant directed investments.

QuickLinks

Index of Financial Statements and Supplemental Schedule
Report of Independent Auditors
OneBeacon Insurance Savings Plan Statements of Net Assets Available for Benefits December 31, 2002 and 2001
OneBeacon Insurance Savings Plan Statements of Changes in Net Assets Available for Benefits For the years ended December 31, 2002 and 2001
OneBeacon Insurance Savings Plan
OneBeacon Insurance Savings Plan Schedule of Assets (Held at End of Year) (Form 5500, Schedule H, Part IV, Line 4i)